                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

        Preliminary Copy Subject to Completion, Dated December 22, 1998

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            STERLING COMMERCE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

Preliminary Copy Subject To Completion, Dated December 22, 1998

                            STERLING COMMERCE, INC.

                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                                                               January 22, 1999

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Sterling Commerce, Inc. (the "Company") to be held at the Company's offices at Sterling One, 4600 Lakehurst Court, Dublin, Ohio, on Thursday, March 4, 1999, commencing at 10:00 a.m. local time. All stockholders of record as of January 15, 1999 are entitled to vote at the Annual Meeting.

  The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Meeting, which includes (i) the election of two directors of the Company and (ii) the approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of the Company's Common Stock authorized for issuance from 150,000,000 shares to 300,000,000 shares.

  The Company's Board of Directors believes that increasing the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders because it would permit the Company to issue additional shares of Common Stock, for example, in connection with potential future stock splits or acquisitions. Such increase is not being proposed in connection with any specific transaction, however.

  The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Annual Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote FOR each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy card promptly.

  We hope that you will be able to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign, date and return the enclosed proxy card without delay.

                                          Sincerely,

                                          Sterling L. Williams
                                          Chairman of the Board

Preliminary Copy Subject To Completion, Dated December 22, 1998

                            STERLING COMMERCE, INC.

                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 4, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Sterling Commerce, Inc. (the "Company") will be held at the Company's offices at Sterling One, 4600 Lakehurst Court, Dublin, Ohio, on Thursday, March 4, 1999, commencing at 10:00 a.m. local time, for the following purposes:

  1. The election of two Class C directors for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2002;

  2. To approve an amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock, $.01 par value, authorized for issuance from 150,000,000 shares to 300,000,000 shares; and

  3. To consider and vote upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

  The close of business on January 15, 1999 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting shall be open to examination by any stockholder during ordinary business hours at the offices of the Company at Sterling One, 4600 Lakehurst Court, Dublin, Ohio 43016.

  Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

  YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Albert K. Hoover
                                          Secretary

January 22, 1999

Preliminary Copy Subject To Completion, Dated December 22, 1998

                            STERLING COMMERCE, INC.

                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 4, 1999

                                 ------------

                      SOLICITATION AND VOTING OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Sterling Commerce, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Company's offices at Sterling One, 4600 Lakehurst Court, Dublin, Ohio, on Thursday, March 4, 1999, commencing at 10:00 a.m. local time, or at such other time and place to which the Meeting may be adjourned or postponed. This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy card are first being mailed to stockholders on or about January 22, 1999.

  At the Meeting, the stockholders of the Company will be asked to consider and vote upon (i) the election of two Class C directors of the Company for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2002; (ii) the approval of an amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock, $.01 par value ("Common Stock"), authorized for issuance from 150,000,000 shares to 300,000,000 shares; and (iii) such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

  Unless the stockholder otherwise specifies, all shares represented by valid proxies will be voted (i) FOR the election of each of the two persons named under "Election of Directors" as nominees for election as Class C directors of the Company for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2002; (ii) FOR approval of the amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock authorized for issuance from 150,000,000 shares to 300,000,000 shares; and
(iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment or postponement thereof. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

  The proxy may be revoked at any time by providing written notice of such revocation to BankBoston, N.A., P.O. Box 8040, Boston, Massachusetts 02266-8040, or 150 Royall Street, Canton, Massachusetts 02021, which notice must be received prior to the Meeting. If notice of revocation is not received prior to the Meeting, a stockholder may nevertheless revoke a proxy if he or she attends the Meeting and votes in person.

                       RECORD DATE AND VOTING SECURITIES

  The close of business on January 15, 1999 is the record date (the "Record Date") for determining the stockholders entitled to vote at the Meeting. As of
the Record Date, the Company had issued and outstanding    shares of Common
Stock held by approximately    holders of record. The Common Stock constitutes
the only outstanding class of voting securities of the Company entitled to vote at the Meeting.

                               QUORUM AND VOTING

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock represented at the Meeting, in person or by proxy, will be counted toward a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of Common Stock is entitled to one vote with respect to each proposal to be voted on at the Meeting. Cumulative voting is not permitted with respect to the election of directors.

  The accompanying proxy card is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote with respect to the proposals set forth in this Proxy Statement. The proxy card provides space for a stockholder to vote in favor of, or to withhold authority to vote for, any or all nominees for election to the Board and to vote in favor of or against, or abstain from voting with respect to, the approval of the amendment to the Company's Certificate of Incorporation. Brokers will have discretionary voting authority with respect to the proposals to be acted upon at the Meeting where beneficial owners do not provide voting instructions.

  Directors are elected by a plurality of votes cast. Instructions to withhold authority to vote for any nominee will be counted as shares present for purposes of determining a quorum but will not be counted toward a nominee's total. Broker non-votes, which occur when brokers who are the record holders of shares do not exercise discretionary voting authority with respect to those beneficial owners who have not provided voting instructions, also will not be counted toward a nominee's total.

  Approval of the amendment to the Company's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock. As a result, abstentions on such proposal and broker non-votes will have the same effect as a vote against such proposal.

                  PARTICIPANTS IN THE STERLING COMMERCE, INC.
                           SAVINGS AND SECURITY PLAN

  Each participant in the Sterling Commerce, Inc. Savings and Security Plan (the "Savings Plan") will receive a voting instruction card relating to the shares of Common Stock allocated to such participant in the Savings Plan. A properly completed voting instruction card will serve as voting instructions to the trustee of the Savings Plan. If a participant holds Common Stock outside of the Savings Plan, such participant will also receive, in a separate mailing, a proxy card relating to those shares. In order for all shares owned by, or allocated under the Savings Plan to, a participant to be voted at the Meeting in accordance with such participant's direction, the proxy card and the voting instruction card received by the participant will need to be signed and returned to BankBoston, N.A. Information in the voting instruction card as to how a participant voted will not be disclosed to the Company.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

INTRODUCTION

  The Company's Certificate of Incorporation provides for a board of directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

NOMINEES FOR DIRECTOR

  Sterling L. Williams and Sam Wyly are the directors whose terms expire at the Meeting. Each of Mr. Williams and Mr. Wyly has been nominated for reelection to serve for a three-year term expiring at the Company's Annual Meeting of Stockholders in 2002 or until his successor has been duly elected and qualified. It is intended that the persons named in the proxy will vote for the reelection of each of the two nominees. Each of the nominees has indicated his willingness to continue to serve as a member of the Board if elected. However, in case any nominee should become unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxy for a substitute nominee.

  The Class C directors who are nominees for reelection at the Meeting are as follows:

  Sterling L. Williams, age 55. Mr. Williams has served as Chairman of the Board of the Company since December 1995 and served as Chief Executive Officer of the Company from December 1995 until October 1996. Mr. Williams co-founded Sterling Software, Inc. ("Sterling Software") in 1981, and since such time has served as President, Chief Executive Officer and a director of Sterling Software. Mr. Williams is a member of the Executive Committee and the Stock Option Committee of the Board.

  Sam Wyly, age 64. Mr. Wyly has served as a director of the Company since December 1995. Mr. Wyly co-founded Sterling Software in 1981, and since such time has served as Chairman of the Board of Sterling Software. Companies founded by Mr. Wyly were among the forerunners of the computer software and electronic commerce industries. In 1963, he founded University Computing Company, which became one of the largest computer service and software companies. His data transmission company, Datran, Inc., was one of the pioneering telecommunications ventures that broke up the telephone monopoly and led to the creation of today's electronic commerce industry and the internet. Mr. Wyly currently serves as Chairman of the Board of Sterling Software, Chairman of the Board of Michaels Stores, a specialty retailer, Chairman of the Board of Scottish Annuity and Life Holdings, a variable life insurance and reinsurance company, and founding partner of the General Partner of Maverick Capital. He is Chairman of the Executive Committee and a member of the Stock Option Committee of the Board.

CURRENT DIRECTORS

  The current Class A directors of the Company, who are not standing for reelection at the Meeting and whose terms will expire at the Company's Annual Meeting of Stockholders in 2000, are as follows:

  Honor R. Hill, age 57. Mrs. Hill has served as a director of the Company since March 1996. She has been a listed Christian Science practitioner since 1986 and a Christian Science lecturer since 1994. Mrs. Hill, who has an honors degree in English from the University of Calgary in Alberta, served on the Board of Trustees of the Christian Science Publishing Society, the publications of which include the Christian Science Monitor, during its 1993-1994 term. Mrs. Hill is a member of the Audit Committee and the Special Stock Option Committee of the Board.

  Evan A. Wyly, age 37. Mr. Wyly has served as a director of the Company since December 1995. He has been a Managing Partner of Maverick Capital since 1991. In 1988, Mr. Wyly founded Premier Partners, Incorporated, a private investment firm, and served as its President prior to joining Maverick Capital. Mr. Wyly also serves as a director and officer of both Sterling Software and Michaels Stores. Evan Wyly is Sam Wyly's son.

  The current Class B directors of the Company, who are not standing for reelection at the Meeting and whose terms will expire at the Company's Annual Meeting of Stockholders in 2001, are as follows:

  Warner C. Blow, age 61. Mr. Blow has served as President of the Company since December 1995 and as Chief Executive Officer and a director of the Company since October 1996. From December 1995 until October 1996, Mr. Blow also served as Chief Operating Officer of the Company. Prior to December 1995, Mr. Blow served as President of Sterling Software's Electronic Commerce Group (the predecessor of the Company) from July 1993 and as an Executive Vice President of Sterling Software from October 1989.

  Robert E. Cook, age 57. Mr. Cook has served as a director of the Company since March 1996. Prior to July 1993, Mr. Cook served as Chairman and a director of Systems Center, Inc., a computer software company that was acquired by Sterling Software in July 1993. Mr. Cook currently also serves as a director of Web Methods, Inc., a privately held provider of Internet-oriented products based on Sun Microsystem's Java language. Mr. Cook served as Chairman of the Board of ROADSHOW International, Inc., a privately held provider of computer-based routing solutions for private fleet operations, until October 1997, when it was sold. Mr. Cook is also an officer of Pitchfork Development, Inc., a privately held, Utah-based, real estate development company. Mr. Cook is the Chairman of the Audit Committee and a member of the Special Stock Option Committee of the Board.

  Charles J. Wyly, Jr., age 65. Mr. Wyly has served as a director of the Company since December 1995. Mr. Wyly co-founded Sterling Software in 1981 and since such time has served as a director, and as Vice Chairman of Sterling Software since 1984. He served as an officer and director of University Computing Company, a computer software and services company, from 1964 to 1975, including President from 1969 to 1973. Mr. Wyly and his brother, Sam Wyly, also a director of the Company, founded Earth Resources Company, an oil refining and silver mining company, and Charles J. Wyly, Jr. served as its Chairman of the Board from 1968 to 1980. Mr. Wyly served as Vice Chairman of the Bonanza Steakhouse chain from 1967 to 1989. Mr. Wyly currently serves as Vice Chairman of Michaels Stores. Mr. Wyly is a member of the Executive Committee and the Stock Option Committee of the Board.

BOARD OF DIRECTORS AND COMMITTEES

  General. The business of the Company is managed under the direction of the Board. The Board meets on a regularly scheduled basis during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met or acted by unanimous written consent seven times during the fiscal year ended September 30, 1998. During fiscal 1998, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he or she was a director.

  The Board has established Executive, Audit and Option Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 1998 are set forth below.

  Executive Committee. The Executive Committee is empowered to act on any matter except those matters specifically reserved to the full Board by applicable law. The Executive Committee was responsible for determining executive compensation for fiscal 1998, except for decisions relating to grants of stock options under the Company's 1996 Stock Option Plan (the "Option Plan"). Sam Wyly (Chairman), Charles J. Wyly, Jr. and Sterling L. Williams are the current members of the Executive Committee. The Executive Committee met or acted by unanimous written consent nine times during fiscal 1998.

  Audit Committee. The Audit Committee recommends to the Board the appointment of the firm selected to serve as independent auditors of the Company and its subsidiaries and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent auditors the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates issues having a potential financial impact on the Company that may be brought to its attention by management, the independent auditors or the Board; and evaluates public financial reporting documents of the Company. Robert E. Cook (Chairman) and Honor R. Hill are the current members of the Audit Committee. The Audit Committee met four times during fiscal 1998.

  Option Committees. The Stock Option Committee and the Special Stock Option Committee (collectively, the "Option Committees") administer the Option Plan. In this capacity, the Option Committees have the authority, subject to certain restrictions set forth in the Option Plan, to determine from time to time the individuals to whom options are granted under the Option Plan, the number of shares covered by each option grant, the time or times at which options become exercisable and other terms and conditions of such options. Although each of the Option Committees has the authority under the Option Plan to make grants of options to any eligible participant, it is anticipated that the Stock Option Committee will make grants to those participants who are neither executive officers nor directors of the Company and the Special Stock Option Committee will make grants to those participants who are executive officers of the Company or members of the Board. Sam Wyly, Charles J. Wyly, Jr. and Sterling L. Williams are the current members of the Stock Option Committee. Honor R. Hill and Robert E. Cook are the current members of the Special Stock Option Committee. The Stock Option Committee met or acted by unanimous written consent seven times during fiscal 1998. The Special Stock Option Committee did not meet or act by unanimous written consent during fiscal 1998.

  Other. The Company does not have a nominating or compensation committee. The functions customarily attributable to a nominating committee are performed by the Board as a whole, and the functions customarily attributable to a compensation committee generally are performed by the Executive Committee and the Option Committees.

DIRECTOR COMPENSATION

  Each director of the Company who is not also an employee of the Company or any of its subsidiaries (other than Mr. Williams) receives an annual fee of $30,000, plus $3,000 for each meeting of the Board or a committee thereof that he or she attends during the fiscal year. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees and other activities relating thereto. Directors are also eligible to receive discretionary grants of options to purchase shares of Common Stock under the terms of the Option Plan. However, no such grants were made to directors during fiscal 1998.

                                  PROPOSAL II
                 PROPOSED INCREASE IN AUTHORIZED COMMON STOCK

  The Company is currently authorized to issue up to 200,000,000 shares of all classes of stock of the Company, consisting of 150,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, $.01 par value. The Board has unanimously approved, subject to the consideration and approval of the stockholders of the Company, an amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock authorized for issuance from 150,000,000 shares to 300,000,000 shares. The Board believes that this amendment is in the best interests of the Company and its stockholders because it would permit the Company to issue additional shares of Common Stock, for example, in connection with potential future stock splits or acquisitions. Such amendment is not being proposed in connection with any specific transaction. However, the Company actively and regularly considers acquisition transactions that may involve the issuance of additional shares of Common Stock, any one or more of which may be under consideration or acted upon at any given time.

  As of the Record Date, after giving effect to approximately    shares of
Common Stock reserved for issuance under the Company's employee benefit plans,
the Company had approximately    shares of Common Stock available for
issuance. The availability of additional authorized but unissued shares of Common Stock would provide the Company with greater flexibility by allowing additional shares to be issued without the expense and delay of a stockholders meeting, unless stockholder approval is otherwise required.

  The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company currently authorized. Although the Board will authorize the issuance of additional shares of Common Stock based on its judgment as to the best interests of the Company and its stockholders, the issuance of shares of Common Stock could have a dilutive effect on the earnings per share, book value per share and the equity and voting power of existing holders of Common Stock. Holders of Common Stock are not now and will not be entitled to preemptive rights to purchase shares of any authorized capital stock of the Company. In addition, the issuance of additional shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer or proxy contest and thus potentially have an "anti-takeover" effect, especially if shares of Common Stock were issued in response to a potential takeover. Such an issuance could deter the types of transactions that may be proposed, could discourage or limit the participation of the Company's stockholders in certain types of transactions that might be proposed (such as a tender offer) regardless of whether such transactions were favored by the majority of the stockholders and could enhance the ability of the Company's officers and directors to retain their positions. For example, without further stockholder approval, the Board could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized shares of Common Stock has been prompted by business and financial considerations and not by any known or threatened hostile takeover attempt, stockholders should be aware that the approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

  If the proposed amendment is approved by the Company's stockholders, generally no further stockholder approval would be required for the issuance of such authorized shares of Common Stock, except as required by law or any rules or regulations to which the Company is subject, including the rules of the New York Stock Exchange ("NYSE"), the exchange on which the Common Stock is listed.

  The Board believes that a vote to approve the amendment to the Certificate of Incorporation is in the best interests of the Company and its stockholders and unanimously recommends a vote FOR such proposal.

  In addition to the proposed charter amendment increasing the number of authorized shares of Common Stock, existing provisions of the Company's Certificate of Incorporation and By-laws could delay or prevent a merger, tender offer or proxy contest to take control of the Company. Such provisions include (i) a provision requiring advance notice for stockholder proposals and director nominations, (ii) a provision requiring all action taken by stockholders to be taken at a meeting, (iii) a provision requiring the affirmative vote of at least 75% of the voting stock for the amendment of certain provisions of the Company's Certificate of Incorporation, (iv) a provision limiting the ability of the stockholders to remove directors to circumstances in which there is cause and in which the holders of at least 75% of the voting stock vote for the removal and (v) a provision classifying the Board. For additional discussion of the classification of the Board, see "Proposal I--Election of Directors."

           SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of Common Stock by each director of the Company (which includes all nominees), each Named Executive Officer (as defined below), the directors and executive officers of the Company as a group and each person or entity known by the Company to own 5% or more of the outstanding shares of Common Stock. Unless otherwise indicated, each person or entity listed below has sole voting and investment power with respect to such shares.

                                                   SHARES OF COMMON STOCK
                                                   OWNED BENEFICIALLY(1)
                                               --------------------------------
   NAME                                           NUMBER       PERCENT OF CLASS
   ----                                        -------------   ----------------
Sterling L. Williams..........................  4,006,370 (2)         4.1%
Warner C. Blow................................    858,906 (3)           *
J. Brad Sharp.................................     95,805 (4)           *
Paul L. H. Olson..............................    121,399 (5)           *
Stephen R. Perkins............................     95,445 (6)           *
Steven P. Shiflet.............................     61,698 (7)           *
Sam Wyly......................................  1,507,080 (8)         1.6%
Charles J. Wyly, Jr...........................  1,238,366 (9)         1.3%
Evan A. Wyly..................................     59,000 (10)          *
Robert E. Cook................................          0               *
Honor R. Hill.................................          0               *
All executive officers and directors as a
 group (13 persons)...........................  8,109,292 (11)        8.0%
Alpha Assurances Vie mutuelle and related
 entities, AXA and The Equitable Companies
 Incorporated.................................  9,721,544 (12)       10.3%
Putnam Investments, Inc. and related
 entities..................................... 10,030,060 (13)       10.6%

--------
 *Less than 1%.
 (1) The number of shares shown includes outstanding shares owned by the person indicated on December 15, 1998 and shares underlying options owned by such person on December 15, 1998 that were exercisable within 60 days of such date. Persons holding shares of Common Stock pursuant to the Savings Plan generally have sole voting power, but not investment power, with respect to such shares.
 (2) Includes 4,000,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan.
 (3) Includes 850,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 3,906 shares of Common Stock held pursuant to the Savings Plan.
 (4) Includes 93,750 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 2,055 shares of Common Stock held pursuant to the Savings Plan.
 (5) Includes 115,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 1,629 shares of Common Stock held pursuant to the Savings Plan, and 55 shares held by a family trust of which Mr. Olson's spouse is trustee.
 (6) Includes 93,750 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 695 shares of Common Stock held pursuant to the Savings Plan.
 (7) Includes 58,750 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 2,948 shares of Common Stock held pursuant to the Savings Plan.
 (8) Includes 1,000,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan, 75,000 of which are currently held of record by a marital trust of which Sam Wyly's spouse is the trustee. Also includes 286,327 shares of Common Stock owned by family trusts of which Sam Wyly is trustee and 220,753 shares of Common Stock held of record by a limited partnership of which Sam Wyly is a general partner.
 (9) Includes 500,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 503,477 shares of Common Stock owned by family trusts of which Charles J. Wyly, Jr. is trustee and 234,919 shares of Common Stock held of record by a limited partnership of which Charles J. Wyly, Jr. is a general partner.
(10) Includes 59,000 shares of Common Stock held of record by a family limited partnership of which Evan A. Wyly is general partner.
(11) Includes 58,750 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 1,692 shares of Common Stock held pursuant to the Savings Plan by executive officers of the Company not named in the table above.
(12) Based on a Schedule 13G filed on November 10, 1998 by (i) Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, as a group, (ii) AXA-UAP and (iii) The Equitable Companies Incorporated. It was reported that The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P. and Donaldson, Lufkin & Jenrette Securities Corporation, each of which is a subsidiary of The Equitable Companies Incorporated, are deemed in the aggregate to have sole voting power with respect to 1,175,290 shares, shared voting power with respect to 8,411,450 shares, sole dispositive power with respect to 9,686,285 shares and shared dispositive power with respect to 35,259 shares. The address of Alpha Assurances Vie Mutuelle is 100-101 Terrasse Boieldieu, 92042 Paris La Defense, France; the address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; the address of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; the address of AXA-UAP is 9 Place Vendome, 75001 Paris, France; and the address of The Equitable Companies Incorporated is 1290 Avenue of the Americas, New York, New York 10104. The information regarding beneficial ownership of Common Stock by this group is included in reliance upon a report filed with the Securities and Exchange Commission (the "SEC") by such parties, except that the percentage of Common Stock beneficially owned

                                         (footnotes continue on following page)
   is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such parties in such report and the number of shares of Common Stock outstanding on December 15, 1998.
(13) Based on a Schedule 13G filed on September 18, 1998 by Putnam
     Investments, Inc. ("PI"), a wholly owned subsidiary of Marsh & McClennan Companies, Inc. ("M&MC"), on behalf of itself, M&MC and PI's wholly owned registered investment advisors, Putnam Management, Inc. and The Putnam Advisory Company, Inc. (PI and its two investment advisors are collectively referred to as "Putnam"). Putnam is deemed to have shared dispositive power with respect to 10,030,603 shares and shared voting power with respect to 307,638 shares. The address of Putnam is One Post Office Square, Boston, Massachusetts 02109. The address of M&MC is 1166 Avenue of the Americas, New York, New York 10036. The information regarding beneficial ownership of Common Stock by Putnam is included in reliance upon a report filed with the SEC by PI, except that the percentage of Common Stock beneficially owned is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such parties in such report and the number of shares of Common Stock outstanding on December 15, 1998.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid or accrued for services rendered to the Company and its subsidiaries during each of the Company's last three fiscal years to (i) the Chief Executive Officer, (ii) each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the Company's fiscal year ended September 30, 1998 and (iii) Sterling L. Williams, who was not serving as an executive officer of the Company at the end of fiscal 1998 but who would have been one of the Company's four most highly compensated executive officers had he been serving as an executive officer at the end of fiscal 1998 (collectively (i), (ii) and (iii), the "Named Executive Officers").

                                                                        LONG-TERM
                                                                       COMPENSATION
                                        ANNUAL COMPENSATION               AWARDS
                             ----------------------------------------- ------------
                                                                        SECURITIES
                             FISCAL                      OTHERANNUAL    UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR(1)  SALARY  BONUS(2) COMPENSATION(3) OPTIONS(4)   COMPENSATION
---------------------------  ------- -------- -------- --------------- ------------ ------------
Sterling L. Williams.....     1998   $533,333 $200,000     $     0              0     $366,667(5)
 Chairman of the Board        1997    650,000  250,000           0      1,000,000            0
                              1996    250,000  250,000           0      3,000,000            0
Warner C. Blow...........     1998    700,000  300,000     154,117(6)           0       12,522(7)
 President and Chief
  Executive                   1997    550,000  250,000     158,483(8)   1,000,000       14,382
 Officer                      1996    401,550  223,667     157,680(9)   1,000,000       13,950
J. Brad Sharp............     1998    244,000  147,994       4,255(11)          0        6,191(12)
 Executive Vice President
  and                         1997    228,000  112,143       3,598(11)    215,000        5,396
 Chief Operating
  Officer(10)                 1996    185,500  137,640       1,286(11)    160,000        5,036
Paul L.H. Olson..........     1998    283,000   88,996      16,541(11)          0        7,876(13)
 Executive Vice President
  and                         1997    260,000  141,423       9,311(11)    200,000        6,130
 President, Commerce
  Services                    1996    231,000  121,409       3,818(11)    200,000        6,295
 Group
Stephen R. Perkins.......     1998    255,000   71,603       4,909(11)          0        6,939(14)
 Executive Vice President
  and                         1997    228,000  131,701       7,904(11)    195,000        6,516
 President,
  Communications              1996    202,964  102,889      19,243(11)    180,000        6,560
 Software Group
Steven P. Shiflet........     1998    237,000   66,000           0              0        4,800(15)
 Senior Vice President
  and                         1997    214,000   71,560           0        105,000        4,500
 Chief Financial Officer      1996    166,000   65,082           0        130,000        4,500

--------
 (1) Prior to the completion of the Company's initial public offering in March 1996 (the "Offering"), Mr. Williams did not receive compensation or benefits from the Company or any of its subsidiaries. Rather, he was compensated by the Company's former parent company, Sterling Software. In accordance with the regulations of the SEC, the information in the table with respect to Mr. Williams for fiscal 1996 is based on salary and bonus paid or accrued for services rendered to the Company and its subsidiaries from the completion of the Offering through September 30, 1996.

                                         (footnotes continue on following page)

 (2) Reflects bonus earned during the fiscal year. In some instances, the payment of all or a portion of salary or bonus was deferred by the Named Executive Officer to a subsequent year.
 (3) Excludes perquisites and other personal benefits if the aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.
 (4) The Company has not granted stock appreciation rights.
 (5) Compensation paid pursuant to the Consulting Agreement described below in the section titled "Consulting Agreement."
 (6) Includes an $85,845 payment for reimbursement of taxes.
 (7) Includes $4,800 in contributions to the Savings Plan and $7,722 in respect of premiums on a life insurance policy for Mr. Blow's benefit.
 (8) Includes an $87,195 payment for reimbursement of taxes.
 (9) Includes $43,145 in incentive travel and a $63,673 payment for reimbursement of taxes.
(10) Mr. Sharp was elected Chief Operating Officer of the Company in October 1998. Prior to being elected Chief Operating Officer, Mr. Sharp served as Executive Vice President of the Company and President of the Company's Interchange Software Group.
(11) Consists of payments for reimbursement of taxes.
(12) Includes $4,800 in contributions to the Savings Plan and $1,391 in respect of premiums on a life insurance policy for Mr. Sharp's benefit.
(13) Includes $4,800 in contributions to the Savings Plan and $3,076 in respect of premiums on a life insurance policy for Mr. Olson's benefit.
(14) Includes $4,800 in contributions to the Savings Plan and $2,139 in respect of premiums on a life insurance policy for Mr. Perkins' benefit.
(15) Contributions to the Savings Plan.

OPTION GRANTS DURING FISCAL 1998

  During fiscal 1998, the Company did not grant options to purchase Common Stock to the Named Executive Officers.

OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

  The following table provides information related to options to purchase Common Stock issued by the Company and exercised by the Named Executive Officers during fiscal 1998 and the number and value of options held at fiscal year end.

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                       OPTIONS AT                OPTIONS AT
                           SHARES                 SEPTEMBER 30, 1998(1)     SEPTEMBER 30, 1998(2)
                         ACQUIRED ON   VALUE    ------------------------- -------------------------
          NAME            EXERCISE    REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ---------- ----------- ------------- ----------- -------------
Sterling L. Williams....         0   $        0  4,000,000            0   $41,000,000  $         0
Warner C. Blow..........   200,000    3,418,840    550,000    1,250,000     5,468,750   12,156,250
Paul L. H. Olson........   110,000    1,650,627     40,000      250,000       202,500    1,943,750
Stephen R. Perkins......   113,750    1,558,038     25,000      236,250        65,625    1,803,281
J. Brad Sharp...........   108,750    1,832,961     25,000      241,250        65,625    1,833,906
Steven P. Shiflet.......    82,500    1,288,503      8,750      143,750        50,313    1,320,625

--------
(1) The Company has not granted stock appreciation rights.
(2) In accordance with SEC regulations, value was determined based upon the per share closing price of the Common Stock as reported by the NYSE on September 30, 1998 ($34 5/8) multiplied by the number of shares of Common Stock of the Company underlying such options.

SERP

  In connection with its acquisition of Informatics General Corporation in 1985, Sterling Software retained the Informatics Supplemental Executive Retirement Plan II ("SERP II"). The Company has adopted the Sterling Commerce, Inc. Supplemental Executive Retirement Plan ("SERP") to assume the obligations of Sterling Software under the SERP II with respect to Warner C. Blow. Mr. Blow is the only employee of the Company who participates in the SERP. No other employee, including the other Named Executive Officers, participates, or will be eligible to participate, in the SERP. As of September 30, 1998, Mr. Blow had accrued approximately

24 years of service under the SERP. The annual benefit payable upon retirement at age 65 or above under the SERP is equal to the lesser of (i) 2% of the participant's "final average pay," which is equal to the highest average of the participant's base salary plus the participant's bonuses (up to a maximum bonus amount not to exceed 50% of the participant's base salary in the applicable year) over three consecutive years of service, multiplied by the participant's years of service or (ii) 50% of the participant's final average pay less the annuity equivalent of an account balance equal to 3% of compensation for each year of service beginning with the calendar year of participation in the SERP II plus interest at an assumed rate (collectively, the "annuity offset"). For purposes of the annuity offset, the participant's compensation is equal to the participant's taxable wages up to the limit on qualified plan compensation for any calendar year under the Internal Revenue Code of 1986, as amended (the "Code"). Benefits paid under the SERP are adjusted in the event of disability or retirement prior to age 65. Benefits are also adjusted annually, upward or downward, to the extent that the increase or decrease, if any, in the Consumer Price Index for the preceding calendar year over the Consumer Price Index for the next preceding calendar year exceeds 5%. Benefits under the SERP are paid in the form of an annuity (unless a Change in Control of the Company as defined in the SERP occurs) and are taxable as ordinary income.

  In the event of a Change in Control of the Company, the participant's SERP benefit is calculated by giving the participant credit for additional service equal to the number of months for which the participant would be entitled to severance benefits upon a termination of employment following the Change in Control and by calculating his base pay and bonus during each year of such service at the rates in effect for the year in which the Change in Control occurs. The present value of the SERP benefit as so calculated is payable to the participant in a single lump sum on the first day of the month following the Change in Control. If any portion of the SERP benefit would result in an excess parachute payment subject to excise tax for which no tax gross-up payment is provided under the participant's Change-in-Control Agreement, an additional payment would be made from the SERP to compensate the participant for the excise tax imposed on the SERP benefit.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to the participant in SERP for the indicated level of three-year average annual compensation and various periods of service. The amounts shown in the table may be subject to the annuity offset.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION                           15       20       25       30       35
------------                        -------- -------- -------- -------- --------
$  600,000......................... $180,000 $240,000 $300,000 $300,000 $300,000
   700,000.........................  210,000  280,000  350,000  350,000  350,000
   800,000.........................  240,000  320,000  400,000  400,000  400,000
   900,000.........................  270,000  360,000  450,000  450,000  450,000
 1,000,000.........................  300,000  400,000  500,000  500,000  500,000

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

  The Company has entered into an agreement (as amended, a "Change-in-Control Agreement") with each of the Named Executive Officers (other than Mr. Williams). Each Change-in-Control Agreement covers termination within a specified number of years after the date of a Change in Control (as defined in such agreements) and requires the Company to pay to such officer if, prior to expiration of such specified period, his employment is terminated with or without cause by the Company (other than upon such officer's death) or by such officer upon the occurrence of certain constructive termination events, a lump-sum amount equal to a multiple of such officer's annual salary, bonus and cash incentive compensation preceding such termination and to provide continuation of certain benefits for a specified number of months. The specified number of years, the multiple and the specified number of months referred to in the immediately preceding sentence are five, 500% and 60, respectively, in the case of Mr. Blow; four, 400% and 48, respectively, in the case of Mr. Sharp; three, 300% and 36, respectively, in the case of Messrs. Olson and Perkins; and two, 200% and 24, respectively, in the case of Mr. Shiflet. In addition, if any payments (including payments under the Change-in-Control Agreement, any stock option agreement or otherwise) to such officer are determined to be "excess parachute payments" under the Code, such officer would be entitled to receive an additional payment (net of income taxes) to compensate such officer for the excise tax imposed by the Code on such payments.

  The Company has also entered into an agreement (a "Severance Agreement") with each of the Named Executive Officers (other than Mr. Williams), providing for the continued compensation of such officer in the event that the Company terminates his employment, with or without cause. Each such agreement requires the Company to pay the officer, upon his termination from employment by the Company, for a specified number of months (60 in the case of Mr. Blow, 48 in the case of Mr. Sharp, 36 in the case of Messrs. Olson and Perkins, and 24 in the case of Mr. Shiflet), the average monthly salary and bonus received over the preceding year and to provide continuation of certain benefits for the specified number of months. In the event of a termination of employment following a Change in Control, at the officer's option, the terms of his Change-in-Control Agreement may govern such termination in lieu of the terms of the Severance Agreement.

CONSULTING AGREEMENT

  In fiscal 1998, the Company entered into an agreement (the "Consulting Agreement") with Mr. Williams pursuant to which Mr. Williams provides advisory services to the Executive Committee of the Board and the Chief Executive Officer of the Company and, for so long as the Board elects Mr. Williams as Chairman of the Board, he serves as Chairman. The Consulting Agreement is in lieu of and replaces the Chairman Agreement and the Change-in-Control Agreement that were previously in place between the Company and Mr. Williams. Under the Consulting Agreement, Mr. Williams is paid an annual fee of $800,000 (subject to mutually agreed upon increases) for his services thereunder. In fiscal 1998, Mr. Williams was paid $366,667 under this agreement. In addition, Mr. Williams is entitled to participate in the Company's cash incentive bonus program and certain of the Company's employee benefit plans. Pursuant to the Consulting Agreement, Mr. Williams waived his right to receive fees and other compensation as a non-employee director of the Company. Under the terms of the Consulting Agreement, the Company will provide Mr. Williams with suitable office facilities, including secretarial support, or reimburse Mr. Williams for the cost of obtaining comparable facilities from third parties. The Company will also reimburse Mr. Williams for authorized expenses incurred in providing services under the Consulting Agreement.

  A notice of termination of the Consulting Agreement may be given by Mr. Williams at any time or by the Company at any time after Mr. Williams ceases to be Chairman. Upon such notice of termination, the term of the Consulting Agreement will automatically become a term of seven years and Mr. Williams would be entitled to receive a lump sum amount equal to all compensation (annual fee and highest annual cash incentive bonus earned prior to termination) due throughout the unexpired portion of the seven-year term. At any time after a Change in Control (as defined in the Consulting Agreement), Mr. Williams would have the option of terminating the Consulting Agreement, whereupon the term of the Consulting Agreement, if it has not previously done so, would automatically become a term of seven years, and Mr. Williams would be entitled to receive a lump sum amount (as described above) and all unvested Company stock options held by Mr. Williams would immediately vest and become exercisable. In addition, if any payments (including payments under any stock option agreement or otherwise) to Mr. Williams are determined to be "excess parachute payments" under the Code, Mr. Williams would be entitled to receive an additional payment (net of income taxes) to compensate him for the excise tax imposed by the Code on such payments. The Consulting Agreement will also terminate upon Mr. Williams's death.

  In addition to the above-described agreements, the Company has agreed to reimburse each of the Named Executive Officers (other than Mr. Williams) for certain legal, financial and other professional services.

REPORT OF THE EXECUTIVE AND OPTION COMMITTEES ON EXECUTIVE COMPENSATION

  Overview and Philosophy. The Company is engaged in an industry in which executives and key employees are the principal productive assets. The Company faces an intensely competitive market for such persons. In order to succeed, the Company believes that it must be able to attract and retain qualified executives and other key employees. To achieve this objective, the Company believes that its executive compensation policies must include two essential components:

  . A cash compensation arrangement, comprised principally of annual base compensation and bonuses based on operating performance; and

  . An equity compensation arrangement, comprised principally of stock option awards that provide rewards for increases in the value of the Common Stock.

  The Board believes that, in the long run, the Company's executive compensation policies should attempt to ensure that its executives and other key employees are compensated at levels that, through a combination of generous cash- and equity-based compensation components, effectively preempt competitive offers. The Executive Committee and the Option Committees are charged with the responsibility of carrying out this executive compensation philosophy with respect to individual compensation decisions.

  During fiscal 1998, the members of the Executive Committee had primary responsibility for determining executive cash compensation levels. The Executive Committee, as part of its review and consideration of executive cash compensation, took into account, among other things, the following goals:

  . Providing incentives and rewards to attract and maintain highly qualified and productive people;

  . Motivating employees to achieve high levels of performance;

  . Differentiating individual executives' pay based on performance;

  . Preempting external competitive offers; and

  . Ensuring internal equity.

To achieve these goals, the Company's executive compensation policies integrate annual base compensation with cash bonuses based on operating performance with a particular emphasis on attainment of planned objectives and on individual initiatives and performance.

  The Option Committees have primary responsibility for determining awards of stock options as a part of executive compensation. In considering awards of stock options, the Option Committees take into account, among other things, the same goals that the Executive Committee considers in awarding cash compensation and the additional goal of aligning the interests of the Company's executives with the those of the Company and its stockholders. The Option Committees also consider the executive's level of cash compensation, position and years of service with the Company, the number of unexercised options held by the executive, and other factors in awarding stock options. The Option Committees have not established formulas to assign specific weights to any of the foregoing factors when making their determinations.

  In fiscal 1998, the Option Committees awarded stock options to certain key employees and non-executive officers but did not award stock options to the Company's executive officers. Considering past option grants and the number of unexercised options held by the Company's executive officers, the Option Committees believed that additional stock option grants were unnecessary. The Option Committees, however, retain authority to grant stock options to the Company's executive officers in future years.

  Chief Executive Officer's Compensation for Fiscal 1998. In fiscal 1998, the compensation of the Company's Chief Executive Officer consisted of an annual base salary, a cash incentive bonus and various benefits. Mr. Blow's salary in fiscal 1998 was $700,000. Because there was no pre-established formula for determining Mr. Blow's bonus for fiscal 1998, the Executive Committee exercised its judgment in awarding Mr. Blow a bonus of $300,000 for fiscal 1998. The Company's fiscal 1998 year-end results reflected record revenue and profit performance in each of the Company's major worldwide markets. Revenue increased 40% in fiscal 1998 over fiscal 1997 and earnings per share from continuing operations increased 27% in fiscal 1998 over fiscal 1997 (excluding one-time reorganization and acquisition related charges). In addition, the Executive Committee took into consideration Mr. Blow's key role in the Company's successful acquisition of XcelleNet, Inc. ("XcelleNet") and the other fiscal 1998 acquisitions. Based on these factors, the Executive Committee concluded that Mr. Blow's outstanding performance for the Company merited his bonus award.

  Compensation of Other Executive Officers. Compensation of the Company's other executive officers is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and various benefits. Each element has a somewhat different purpose and all the determinations of the Executive Committee and Option Committees regarding the appropriate form and level of executive compensation were ultimately judgments based on such Committees' ongoing assessment and understanding of the electronic commerce industry, the Company and the Company's executive officers. In determining salaries for executive officers, the Executive Committee considers the individual responsibility, experience and performance of the Company's executive officers, as well as the Company's operating performance and the attainment of financial and strategic objectives. In establishing bonuses and other incentive compensation awards for fiscal 1998, the Executive Committee and the Option Committees took into consideration the same types of factors as were considered with respect to the Chief Executive Officer.

  The Company establishes for each fiscal year an incentive plan for certain executives, including group presidents (the "Management Incentive Plan"), that is based on operating profits. Pursuant to such plan, participants are eligible to receive a bonus that is calculated as a percentage of the operating profits for their respective operating unit or the Company. Under the Management Incentive Plan, no participant will be entitled to a bonus if certain minimum performance criteria are not met, provided the Chief Executive Officer may make discretionary adjustments. Because the Management Incentive Plan does not constitute an employment agreement, a participant's employment and participation in such plan may be terminated at any time.

  In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993,
Section 162(m) of the Code was enacted, which section provides for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives. Section 162(m) of the Code provides exceptions to the deduction limitation, and it is the intent of the Executive Committee and the Option Committees to qualify for such exceptions to the extent feasible and in the best interests of the Company. Option grants pursuant to the Option Plan are intended to meet the performance-based compensation exception to the deduction limitation.

  This report is submitted by the members of the Executive, Stock Option and Special Stock Option Committees:

        EXECUTIVE                  STOCK OPTION                 SPECIAL STOCK OPTION
        COMMITTEE                   COMMITTEE                        COMMITTEE
   --------------------        --------------------             --------------------
         Sam Wyly              Sterling L. Williams                Robert E. Cook
   Sterling L. Williams        Charles J. Wyly, Jr.                Honor R. Hill
   Charles J. Wyly, Jr.              Sam Wyly

EXECUTIVE AND OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Executive Committee have been and will be primarily responsible for determining executive compensation other than with respect to grants of stock options. The Stock Option Committee and the Special Stock Option Committee are responsible for determining grants of stock options. Each of Sam Wyly, Sterling L. Williams and Charles J. Wyly, Jr. is a member of the Executive Committee and the Stock Option Committee and participated in meetings with respect to compensation matters.

  Each of Sam Wyly and Charles J. Wyly, Jr. is an executive officer of both Sterling Software and Michaels Stores and a member of the executive committees, stock option committees and boards of directors of the Company, Sterling Software and Michaels Stores. Each is also a member of the compensation committee of Michaels Stores' board of directors. In addition, Mr. Williams is a director of the Company and a director and executive officer of Sterling Software and a member of the executive committees, stock option committees and boards of directors of the Company and Sterling Software. Accordingly, Mr. Williams has participated in decisions related to compensation of executive officers of each of the Company and Sterling Software, and Sam Wyly and Charles J. Wyly, Jr. have participated in decisions related to compensation matters for each of the Company, Sterling Software and Michaels Stores. Evan A. Wyly, a director of the Company, is also an executive officer and a director of Michaels Stores and a director of Sterling Software and served as an officer of Sterling Software until November 1998. See "Certain Transactions."

                            STOCK PERFORMANCE CHART

  The following chart compares the percentage change in the cumulative total stockholder return on the Company's Common Stock for the period commencing March 8, 1996, the date the Common Stock first began trading on the NYSE on a when-issued basis, and ending September 30, 1998 with the cumulative total returns on the S&P 500 Index and the NASDAQ Computer & Data Processing Index. The comparison assumes that $100 was invested on March 8, 1996 in the Company's Common Stock and that $100 was invested in each of the foregoing indices on February 29, 1996, the last trading day of the month preceding the month the Common Stock first began trading, and assumes reinvestment of dividends.
                        [PERFORMANCE CHART APPEARS HERE]

                                                 3/8/96 9/30/96 9/30/97 9/30/98
                                                 ------ ------- ------- -------
Sterling Commerce, Inc..........................  100     123     150     144
S&P 500 Index...................................  100     109     153     167
NASDAQ Computer & Data Processing Index.........  100     113     153     199

                              CERTAIN TRANSACTIONS

  In anticipation of the Offering, the Company and Sterling Software entered into various agreements (the "Intercompany Agreements"), including an International Distributor Agreement pursuant to which Sterling Software acted as the exclusive distributor of certain of the Company's products outside the United States and Canada. Amounts payable to and receivable from Sterling Software arise from time to time under the Intercompany Agreements. The Intercompany Agreements are further described in the Company's Annual Report on Form 10-K, which accompanies this Proxy Statement.

  Effective as of June 30, 1997, the Company and Sterling Software entered into an agreement (the "Termination Agreement") terminating the International Distributor Agreement. Contemporaneously with such termination, the Company purchased certain assets formerly used by Sterling Software in connection with the distribution of the Company's products under the International Distributor Agreement. In fiscal 1998, Sterling Software paid the Company approximately $1,385,000 with respect to certain post-closing account adjustments under the Termination Agreement.

  Sterling Software remains the guarantor of certain office lease and other obligations of the Company incurred pursuant to agreements entered into prior to the spin-off of the Company from Sterling Software (the

"Spin-off"). The aggregate amount due over the remaining terms of the agreements guaranteed by Sterling Software is approximately $28,300,000. The Company is obligated to indemnify Sterling Software for any liabilities incurred by Sterling Software as guarantor of such obligations, and the Company has agreed to use reasonable efforts to obtain Sterling Software's release from its obligations under the related guarantees. Sterling Software did not make any payments with respect to such guarantees during fiscal 1998.

  From time to time in the ordinary course of business, the Company and Sterling Software have used (internally or as part of product offerings) each other's software products. In connection with the Spin-off, the Company and Sterling Software entered into a license agreement covering certain software products then in use, or to be used by, the respective companies. During the third quarter of fiscal 1998, the Company and Sterling Software entered into a license agreement pursuant to which the Company licensed to Sterling Software certain RemoteWare products that the Company was authorized to license under a reseller agreement then in place with Xcellenet. The license agreement provides for total fees payable to the Company thereunder of $2,300,000. Also during the third quarter, the Company and Sterling Software entered into a license agreement pursuant to which the Company licensed certain of Sterling Software's Flashpoint products and which provides for total fees payable to Sterling Software thereunder of $2,200,000. The terms of these license agreements were the result of arms-length negotiations between the parties.

  The Company is a party to an aircraft sharing agreement with a subsidiary of Sterling Software. In fiscal 1998, the Company paid $233,000 for aircraft services under that agreement.

  On February 20, 1997, David B. Shaev (the "Plaintiff") filed a derivative complaint in the Court of Chancery in the State of Delaware (the "Delaware Chancery Court") against the Company and its directors challenging the Company's initial grant of stock options to the Company's directors. On April 6, 1998, the Plaintiff filed a motion to amend the complaint to challenge the Company's grants of additional stock options to certain of the Company's directors. In his complaint, the Plaintiff alleges that the individual defendants breached their fiduciary duties and wasted corporate assets by granting themselves an excessive number of options pursuant to the Option Plan. The complaint seeks recission and injunctive relief with respect to the stock options, as well as compensatory damages in an unspecified amount.

  On June 3, 1997, the individual defendants in the action filed a motion for summary judgment. The Delaware Chancery Court denied the motion, which decision was upheld on appeal. The parties subsequently held settlement discussions and recently signed a memorandum of understanding for settlement of the lawsuit. The memorandum of understanding provides for, among other things, the term of certain options granted pursuant to the Option Plan to be reduced from ten to seven years and the Company to follow certain procedural requirements in connection with any future stock option grants to executive officers and directors of the Company. The settlement provided for in the memorandum of understanding is subject to, among other things, the execution of a formal stipulation and the approval of the Delaware Chancery Court, after notice to the Company's stockholders and a hearing.

                             INDEPENDENT AUDITORS

  The Board has selected Ernst & Young LLP as independent auditors to examine the Company's accounts for fiscal 1999. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and all other equity securities of the Company beneficially owned by them. Directors, executive officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports that they file.

  To the Company's knowledge, based solely on review of copies of such reports furnished to the Company or written representations from certain reporting persons, during the fiscal year ended September 30, 1998, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% stockholders were complied with by such persons, except that a report filed by Robert E. Cook with respect to the sale of 1,592 shares of Common Stock by a trust of which Mr. Cook and his wife are co-trustees was filed with the SEC seven days late and a report filed by Robert E. Cook with respect to the sale of 1,000 shares of Common Stock by a trust of which Mr. Cook's wife is trustee was filed 12 days late.

                             STOCKHOLDER PROPOSALS

  Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act, which in certain circumstances may require the inclusion of qualifying proposals in the Company's Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement relating to the Company's 2000 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than September 24, 1999. In order for a stockholder proposal submitted outside of Rule 14a-8 (and thus not subject to inclusion in the Company's Proxy Statement) to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to January 4, 2000, assuming that the Company's 2000 Annual Meeting will be held on the anniversary date of the Meeting. Stockholder proposals should be directed to Sterling Commerce, Inc., Attention: Secretary, at 300 Crescent Court, Suite 1200, Dallas, Texas 75201.

                                 OTHER MATTERS

  The Board knows of no other matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

  All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, telephone or in person, without additional compensation. In accordance with SEC regulations, the Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, Georgeson & Company has been retained by the Company to assist in the solicitation of proxies and will solicit proxies by mail, telephone or in person and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Common Stock. For these services, the Company will pay Georgeson & Company a fee of $9,000, plus expenses.

  The Company's Annual Report on Form 10-K, which includes the Company's audited financial statements, accompanies this Proxy Statement.

  ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO STERLING COMMERCE, INC. ATTN: INVESTOR RELATIONS AT 4600 LAKEHURST COURT, DUBLIN, OHIO 43016 (TELEPHONE: (614) 793-7000).

                                          By Order of the Board of Directors

                                          Albert K. Hoover
                                          Secretary

January 22, 1999

Preliminary Copy Subject to Completion, Dated December 22, 1998


                                  DETACH HERE


                            STERLING COMMERCE, INC.

              Proxy Solicited on Behalf of the Board of Directors
        For Annual Meeting of Stockholders to be held on March 4, 1999


     The undersigned hereby appoints Warner C. Blow and Albert K. Hoover, each with power to act without the other and with full power of substitution and resubstitution, as proxies to represent and to vote, as designated on the reverse side, all the shares of Common Stock, $.01 par value, of Sterling Commerce, Inc. (the "Company") owned by the undersigned, at the Annual Meeting of Stockholders (the "Meeting") to be held at the Company's offices at Sterling One, 4600 Lakehurst Court, Dublin, Ohio, on Thursday, March 4, 1999, commencing at 10:00 a.m. local time, with all the powers the undersigned would possess if personally present upon such business as may properly come before the Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side hereof.

     You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this card.



                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                              (SEE REVERSE SIDE)

                            STERLING COMMERCE, INC.

              Proxy Solicited on Behalf of the Board of Directors
        For Annual Meeting of Stockholders to be held on March 4, 1999


I. The election as Class C directors of the two nominees listed below (except as indicated to the contrary below); and

II. The approval of the amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 150,000,000 shares to 300,000,000 shares.


                                  DETACH HERE

[X] Please mark votes as in this example.


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no specific direction is given, this Proxy will be voted (i) FOR the election of each of the nominees for director;
(ii) FOR the approval of the amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 150,000,000 shares to 300,000,000 shares; and (iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors of Sterling Commerce, Inc. (the "Company") unanimously recommends that stockholders vote FOR each of the persons listed below as a nominee to serve as a Class C director of the Company and FOR the approval of the amendment to the Company's Certificate of Incorporation.

I. Election of Class C Directors     II. Approval of the amendment to the
   Nominees: Sterling L. Williams        Company's Certificate of Incorporation
   and Sam Wyly.                         to increase the number of shares of
                                         Common Stock authorized for issuance
                                         from 150,000,000 shares to 300,000,000
                                         shares.


                                         FOR          AGAINST       ABSTAIN
[_]  FOR       [_]  WITHHELD             [_]            [_]           [_]
     ALL            FROM ALL
     NOMINEES       NOMINEES


[_]
   --------------------------------------
   For all nominees except as noted above



                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]


Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.


Signature:              Date:      1999 Signature:              Date:      1999
          -------------      ----,                -------------      ----,